Exhibit (j)(2)
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report, dated October 25, 2010, on the financial statements and financial highlights of Trust for Credit Unions (comprising Money Market Portfolio, Ultra-Short Duration Government Portfolio, and Short Duration Portfolio) included in the Annual Report to the Unitholders and Trustees for the year ended August 31, 2010 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 38 to the Registration Statement (Form N-1A, No. 033-18781) of Trust for Credit Unions.

/s/ ERNST & YOUNG LLP
Boston, Massachusetts
December 23, 2011